Exhibit 99.1

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Jill.Saletta@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD THIRD-QUARTER RESULTS

Record International Performance

BENTON HARBOR, Mich., October 23, 2007—Whirlpool Corporation (NYSE: WHR) announced today that third-quarter 2007 earnings from continuing operations were $175 million, or $2.20 per diluted share, up approximately 31 percent from the $134 million, or $1.68 per diluted share, reported in the same period last year. Net sales of $4.8 billion, which were impacted by a weak U.S. market, remained unchanged from last year’s levels.

Third-quarter earnings reflected strong improvement within the company’s international businesses, cost-efficiency realization associated with last year’s acquisition of Maytag, productivity improvements, cost controls and lower global taxes. The company’s results also included $41 million of gains associated with asset sales and the sale of an investment, compared to the $42 million of asset sale gains reported in the previous year period. Results were adversely affected by significantly higher material and oil-related costs, lower demand within the United States and unfavorable currency.

“Our global operating platform, product innovation and strong consumer brands have enabled us to effectively manage through both the unprecedented global material cost environment which began more than three years ago, and more recent industry demand declines within the United States,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “The international economic environment has remained favorable and our international businesses continue to deliver record financial results. The combination of record material and oil-related cost increases and weaker than expected appliance demand in the U.S. have negatively impacted our North American business.”

During the quarter, Whirlpool Corporation repurchased $150 million of common stock, bringing its year-to-date total to $251 million. Approximately $214 million remains available under the company’s $500 million share repurchase program.

NEW INNOVATIONS

•	The Whirlpool brand launched:

¡

The Duet Steam washer and dryer. The washer naturally steams away tough stains, from grass to grease, without pre-treating. The dryer, a first-of-its-kind laundry innovation, removes odors and reduces wrinkles from clothing.

•	The Maytag brand launched:

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The special edition Maytag Centennial top-load washer and dryer in celebration of the 100th anniversary of the first Maytag washer. The special edition Centennial system offers retro styling with a center-knob control and gold console trim and kick plate. The washer features a heavy-gauge steel lid and commercial-grade strength.

¡

A new SteamClean option for dishwashers. SteamClean delivers enhanced cleaning performance on glassware for soil and spotting. Whirlpool Corporation is the first in the industry to launch a steam option in dishwashers.

¡

Laundry 123 organizational accessories to pair with Maytag Epic and Maytag Bravos products. Laundry 123 features slide-out and protective work surface options. Vibration pads help eliminate noise and movement of items placed on the work surface, and an elevated back acts as a guardrail to keep items from falling behind machines. Laundry towers fit beside or between the washer and dryer and feature oversized storage drawers, a pull-out supply tray and a retractable steel hanging rod.

•	The Jenn-Air brand launched:

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A complete collection of small-scale appliances for the living room, media room and other rooms beyond the kitchen. The collection includes a wine cellar, beverage center, ice machine, under counter refrigerator, warming and refrigerator drawers and convenience oven.

¡

A new SteamClean option for dishwashers. The SteamClean option enhances an existing wash cycle, such as the China/Crystal cycle, with improved soil and spot cleaning to produce an even more lustrous shine. In addition to steam, these models also have a new silent sound package, making an already quiet dishwasher even quieter.

•	Whirlpool launched Affresh washer cleaner tablets, which remove odor-causing residue in washing machines.

•	Whirlpool Europe launched:

¡	An espresso coffee maker integrated into a Whirlpool side-by-side refrigerator. The coffee maker uses coffee pouches and is able to provide up to 35 cups of coffee at a time.

¡

Bauknecht and Whirlpool steam option washing machines designed to make laundry hygienically clean even at low temperatures. The steam option freshens garments quickly and helps to gently remove tough stains.

•	Whirlpool Latin America launched:

¡

More than 25 Brastemp refrigeration models across four lines: Club, Active!, Duplex and Clean. The Club refrigerator line offers exclusive can dispensers in the door. Active! refrigerators feature a pre-programmable compartment that allows consumers to cool drinks to desired temperatures and an alarm that sounds when it is ready.

¡	The Brastemp vertical Flex Freezer. The Brastemp Flex allows consumers to choose between using the product as a freezer or as a refrigerator with a simple touch of a button.

¡

The Consul air acclimatizer to improve the quality of the environment and the health of those who live in one of the driest regions of Brazil. The product has a water capacity of 6.5 liters, washable filter, timer and a switch to change the function from air refresh to humidify.

•	Whirlpool Asia launched:

¡

The PURAFRESH water purifier in India, marking its entrée into the water category. PURAFRESH is India’s first and only direct flow reverse osmosis water purifier with no storage tank, enabling immediate consumption of freshly purified water.

¡	New Maytag top-load and front-load washing machines in Australia. The washing machines offer the same durable and commercial quality that Maytag washers have been built with for 100 years.

¡

A line of Maytag cooking appliances for the Australian market. The range of premium kitchen appliances consists of cook-tops, built-in coffee machines, built-in ovens and microwaves, elegant range hoods and freestanding cookers.

AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was named one of the top global companies for leaders by Hewitt Associates, FORTUNE magazine and The RBL Group, in acknowledgement for Whirlpool’s focus on developing leaders within the company.

•

Whirlpool Corporation was ranked among the top 20 innovators in the consumer products segment by The Patent Board, the leading independent provider of best practices research, tools and metrics for patent analysis and intellectual property investment.

•

Whirlpool Corporation was named to the 2007/2008 Dow Jones Sustainability North American, KLD Global Sustainability and FTSE4Good Indexes, three international investment analysis tools that evaluate corporate performance using economic, environmental and social criteria.

•

Whirlpool was selected as one of the best companies to work for in Brazil according to the research by Exame Magazine, in partnership with Foundation Institute of Administration / Economy and Administration College of the University of São Paulo. This is the 11th consecutive time Whirlpool has been named to the list.

•	Whirlpool was recognized as one of the top 100 companies for corporate giving based on a survey of Fortune 500 companies by The Chronicle of Philanthropy.

•

Whirlpool Chairman and CEO Jeff M. Fettig received the 2007 Hunt-Scanlon Human Capital Advantage Award, which recognizes a leading chief executive who has displayed excellence in human capital management while increasing shareholder value.

•	The Maytag Repairman was nominated for Advertising Week 2007’s “Favorite Advertising Icon”.

•

In Germany, the Bauknecht stainless steel surface ProTouch was awarded the Innovation Prize of the “Besser Leben” (Better Life) initiative. The new Bauknecht dishwasher generation with PowerClean function won a Gold award.

•

In Brazil, Brastemp brand was named one of the prominent brands by Reader’s Digest magazine. The Brastemp brand placed first in the refrigeration category. Readers also selected Brastemp as the 4th most trusted brand in Brazil across all consumer product categories.

THIRD-QUARTER REGIONAL REVIEW*

Whirlpool North America third-quarter revenue of $2.9 billion was down 8 percent versus the prior year period primarily due to weak U.S. industry demand and lower OEM shipments. Industry unit shipments of major appliances (T7)** declined 5 percent for both the current quarter and year-to-date period.

Operating profit of $132 million declined 24 percent from the previous year period primarily due to the continuation of significant material and oil-related cost increases for base metals, component parts, steel and fuel, as well as lower than expected U.S. demand. Continued strong acquisition efficiency realization partially offset the higher costs.

Industry shipment trends are expected to improve during the fourth quarter following five consecutive quarters of year-over-year declines. Based on current economic conditions, the company now expects full-year 2007 U.S. industry unit shipments to decline approximately 4 percent.

Whirlpool Europe’s revenue of $1 billion increased 12 percent from the prior-year period representing a third-quarter record, led by the region’s top selling Whirlpool brand and new innovative product offerings. Excluding currency translation, sales increased by 3 percent. Industry demand during the quarter was estimated to have increased approximately 2 percent.

Operating profit increased from $57 million to $84 million during the period. The current quarter included a $32 million asset sale gain compared to an $8 million gain reported in the prior year. Results also reflected productivity improvements as well as the benefits from higher volume and improved product mix. Partially offsetting the improved operating profit performance were significantly higher material costs during the quarter.

Based on current economic conditions in Europe, the company continues to expect full-year industry unit shipments to increase approximately 2 to 3 percent.

Whirlpool Latin America reported record third-quarter revenue and operating profit. Revenue increased 23 percent to $813 million driven by strong appliance industry growth, the impact from cost-based price adjustments implemented during the quarter, continued new innovative product introductions and strong economic conditions throughout the region. Excluding the impact from currency, sales for appliances and compressors increased approximately 10 percent. Regional unit shipments of appliances were slightly below industry demand which grew by approximately 16 percent, primarily due to the implementation of cost-based price adjustments during the quarter. For the year, regional shipments continued to exceed industry growth.

Operating profit increased 85 percent to an all-time quarterly record of $103 million during the period and margins increased to 12.7 percent from the 8.5 percent reported last year. Strong demand for the region’s top-selling innovative brands, improved pricing, strong productivity and tax credits mitigated higher material costs during the quarter.

Based on the current economic environment in Brazil, the company continues to expect full-year 2007 appliance industry unit shipments to increase 15 to 20 percent.

Whirlpool Asia reported quarterly sales of $123 million, increasing 18 percent from the prior-year period. Excluding the impact of currency, sales increased approximately 7 percent led by successful new innovative product launches and improved product mix within India, the region’s largest market. The regional operating loss of $5 million increased from last year’s level primarily due to increased brand investment and higher inventory transition costs.

Based on current economic conditions in Asia, the company continues to expect full-year 2007 industry unit shipments to increase 5 to 10 percent.

*	During the first quarter of 2007, the company adopted changes to its segment reporting consistent with the methodology the chief executive officer now uses to evaluate each segment’s operating and financial results. The company previously included the financial results for its Caribbean operations and exports of certain portable appliances to Europe within its North America business segment. The results for these businesses are now being reported within the Latin America and Europe segments, respectively. In addition, the company has reallocated certain costs previously included within corporate administrative expense to each of the respective regions. Regional results for 2006 have been reclassified to reflect these changes.
**	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Outlook

“While current economic conditions are challenging, we have continued to invest in our strategy, completed the integration of the largest acquisition in company history and introduced a record number of new innovative products,” said Fettig. “We are well positioned to further increase shareholder value in the future as we continue to build our position as a strong global consumer products company. The benefits from our global operating platform, innovative consumer brands, and acquisition efficiencies in excess of $400 million will enable us to increase earnings and free cash flow during 2007, despite record material cost increases of approximately $570 million and weak demand trends in the U.S. market.”

Whirlpool continues to expect full-year 2007 earnings per diluted share from continuing operations to be in the $8.00 to $8.50 range and free cash flow of $600 million to $650 million.

Cash Flow Reconciliation

The table below reconciles projected 2007 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. Free cash flow does not include proceeds from the sale of Maytag businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)

Cash provided by continuing operations	$1,100-$1,150
Capital expenditures	~(600)
Proceeds from sale of assets/non-Maytag businesses	~100

Free Cash Flow	$600-$650

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion, 73,000 employees, and 70 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices, as well as expectations as to the integration with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European, and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 14% of Whirlpool’s 2006 consolidated net sales of $18.1 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to complete the integration of Maytag Corporation on a timely basis and fully realize the anticipated benefits of the merger while remaining within the current cost estimates; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform, acceleration of the rate of innovation and realization of cost-based price increases; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) our ability to attract, develop and retain executives and other qualified employees; (9) changes in market conditions, health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (10) the cost of compliance with environmental and health and safety regulations, including regulations in Europe regarding appliance disposal; (11) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality issues as part of its ongoing effort to provide quality products to consumers; (12) the impact of labor relations; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) volatility in Whirlpool’s effective tax rate; (15) the ability of Whirlpool to manage foreign currency fluctuations; (16) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters, or terrorist attacks; and (17) risks associated with operations outside the United States. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED SEPTEMBER 30

(millions of dollars except per share data)

	Three Months Ended		Nine Months Ended
	2007	2006	2007	2006
Net sales	$4,840	$4,843	$14,083	$13,126

EXPENSES:
Cost of products sold	4,148	4,139	12,030	11,161
Selling, general and administrative	414	462	1,252	1,272
Intangible amortization	7	10	24	20
Restructuring costs	13	7	46	40

	4,582	4,618	13,352	12,493

OPERATING PROFIT	258	225	731	633

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(17)	24	(20)	5
Interest expense	(52)	(67)	(151)	(152)
Gain on sale of investment	7	—	7	—

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	196	182	567	486
Income taxes	8	46	78	128

EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	188	136	489	358

Equity in (losses) earnings of affiliated companies	(6)	—	(10)	1
Minority interests	(7)	(2)	(19)	(6)

EARNINGS FROM CONTINUING OPERATIONS	175	134	460	353

Loss from discontinued operations, net of tax	—	(17)	(7)	(29)

NET EARNINGS	$175	$117	$453	$324

Per share of common stock:
Basic earnings from continuing operations	$2.24	$1.71	$5.83	$4.76
Discontinued operations, net of tax	—	(0.22)	(0.09)	(0.39)

Basic net earnings	$2.24	$1.49	$5.74	$4.37

Diluted earnings from continuing operations	$2.20	$1.68	$5.72	$4.68
Discontinued operations, net of tax	—	(0.21)	(0.09)	(0.38)

Diluted net earnings	$2.20	$1.47	$5.63	$4.30

Dividends declared	$.43	$.43	$1.29	$1.29

Weighted-average shares outstanding (millions):
Basic	78.3	78.3	78.9	74.1
Diluted	79.8	79.6	80.4	75.5

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	September 30, 2007	December 31, 2006
ASSETS

CURRENT ASSETS
Cash and equivalents	$258	$262
Trade receivables, less allowances
(2007: $84; 2006: $84)	2,755	2,676
Inventories	2,934	2,348
Deferred income taxes	326	372
Other current assets	737	578
Assets of discontinued operations	—	240

Total Current Assets	7,010	6,476

OTHER ASSETS
Goodwill, net	1,777	1,663
Other intangibles, net	1,858	1,871
Deferred income taxes	522	513
Other assets	196	175
Investment in affiliated companies	16	23

	4,369	4,245

PROPERTY, PLANT AND EQUIPMENT
Land	88	94
Buildings	1,190	1,174
Machinery and equipment	7,648	7,186
Accumulated depreciation	(5,827)	(5,297)

	3,099	3,157

Total Assets	$14,478	$13,878

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable	$776	$521
Accounts payable	3,217	2,945
Employee compensation	445	420
Accrued advertising and promotions	470	550
Deferred income taxes	64	74
Accrued expenses	716	698
Pension benefits	21	16
Postretirement benefits	102	97
Restructuring costs	112	177
Income taxes	6	79
Other current liabilities	283	287
Current maturities of long-term debt	135	17
Liabilities of discontinued operations	—	121

Total Current Liabilities	6,347	6,002

OTHER LIABILITIES
Long-term debt	1,668	1,798
Postretirement benefits	1,084	1,207
Pension benefits	769	838
Deferred income taxes	316	352
Other liabilities	456	350

	4,293	4,545

MINORITY INTERESTS	68	48

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:
Shares authorized—250 million	103	102
Shares issued— 103 million (2007); 102 million (2006)
Shares outstanding—77 million (2007); 78 million (2006)
Paid-in capital	1,966	1,869
Retained earnings	3,549	3,205
Accumulated other comprehensive loss	(347)	(643)
Treasury stock—26 million shares (2007); 24 million shares (2006)	(1,501)	(1,250)

Total Stockholders’ Equity	3,770	3,283

Total Liabilities and Stockholders’ Equity	$14,478	$13,878

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(millions of dollars)

	2007	2006
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net earnings	$453	$324
Loss from discontinued operations	7	29

Earnings from continuing operations	460	353
Adjustments to reconcile earnings from continuing operations to net cash flows provided by continuing operating activities:
Equity in losses (earnings) of affiliated companies, less dividends received	10	(1)
Gain on disposition of assets	(46)	(2)
Gain on sale of investment	(7)	—
Gain on sale of businesses	—	(32)
Depreciation and amortization	435	389
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(14)	15
Inventories	(491)	(379)
Accounts payable	114	3
Restructuring charges, net of cash paid	(68)	(49)
Taxes deferred and payable, net	19	(56)
Accrued pension	(45)	41
Accrued payroll and other compensation	(22)	34
Other—net	(217)	(20)

Cash Provided By Continuing Operating Activities	128	296

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures	(310)	(360)
Proceeds from sale of assets	99	25
Proceeds from sale of businesses	—	36
Proceeds from sale of Maytag adjacent businesses	100	49
Purchase of minority interest shares	—	(53)
Acquisition of businesses, net of cash acquired	—	(796)

Cash Used In Investing Activities of Continuing Operations	(111)	(1,099)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Net proceeds of short-term borrowings	242	492
Proceeds from borrowings of long-term debt	4	748
Repayments of long-term debt	(9)	(844)
Dividends paid	(101)	(96)
Purchase of treasury stock	(251)	—
Common stock issued under stock plans	63	47
Other	1	31

Cash (Used For) Provided By Financing Activities of Continuing Operations	(51)	378

Cash Provided By (Used In) Discontinued Operations
Operating Activities	6	(5)
Investing Activities	—	(3)

Cash Provided By (Used In) Discontinued Operations	6	(8)

Effect of Exchange Rate Changes on Cash and Equivalents	24	18

Decrease in Cash and Equivalents	(4)	(415)
Cash and Equivalents at Beginning of Period	262	524

Cash and Equivalents at End of Period	$258	$109